Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Registration Statement of 61,500 shares of common stock of The Hain Celestial Group, Inc. on Form S-3 of our reports dated November 3, 1999 with respect to the consolidated financial statements and related financial statement schedules of Celestial Seasonings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K/A of Celestial Seasonings, Inc. for the year ended September 30, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
July 18, 2001